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                                                                 Exhibit 10(b)















                                    AMENDMENTS TO
                         SUPPLEMENTAL RETIREMENT PROGRAM FOR
                       MANAGEMENT PROFIT-SHARING ASSOCIATES OF
                              J. C. PENNEY COMPANY, INC.





                       Adopted by Benefit Plans Review Commitee
                                     July 9, 1997





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               RESOLVED that pursuant to Paragraph (2) of Article VIII of the Supplemental Retirement Program for Management Profit-Sharing Associates of J. C. Penney Company, Inc. ("Program"), the Program be, and it hereby is, amended as follows:


          1. Subparagraph (b)(ii) of paragraph (1) (At Early, Traditional, or Delayed Retirement Date) of Article IV (Benefits) shall be amended effective September 15, 1997 to delete the words "as of the Valuation Date which is the Eligible Management Associate's date of Separation from Service" and to substitute the words "as of the Valuation Date which is the next trading date of the New York Stock Exchange following the Associate's Separation from Service" therefor.

          2. Paragraph (1) (Additional Credited Service and other Adjustments) of Article VIII (Miscellaneous) shall be amended effective January 1, 1997 to add three sentences to the last paragraph as follows:

               For the purpose of determining life insurance coverage under paragraph (5) of Article IV, an Eligible Management Associate deemed to have attained Traditional Retirement Age in the event of a unit closing described in (a) of the preceding subparagraph shall be entitled to coverage effective on the first day of the month following his Separation from Service. The amount of such coverage shall be equal to 100% of the amount being provided to him at Company expense immediately prior to his Separation from Service. Said amount shall be reduced in accordance with paragraph (5) of Article IV starting with the first day of the month following his attainment of age 61.

          3.   Paragraph (6) (Cessation and Recalculation of Benefits) of
               Article VIII (Miscellaneous) shall be amended effective January 1, 1998 to retitle the paragraph, to delete sentence one and to substitute a new sentence one therefor as follows:

                    (6)  Benefits for Reemployed Eligible Management
                         ___________________________________________
               Associates:  If a retired Eligible Management Associate
               __________
               subsequently is reemployed by a Participating Employer, the payment of benefits hereunder shall continue.

               RESOLVED that, in order to carry out the intent and effectuate the purposes of the Amendments, the appropriate officers of the Company, with the approval of counsel for the Company, be, and they hereby are, authorized to make such technical changes, corrections, and amendments to the Program as they deem necessary and the Vice President and Director of Personnel is authorized to approve amendments necessary because


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          of the outsourcing of benefits administration to Hewitt
          Associates; provided, however, that no such change, correction, or amendment may substantially increase the cost of the Program to the Company or diminish substantially the payments and benefits provided for in the Program, and that any such change, correction, or amendment be reported, as soon as reasonably possible, to the Personnel Committee of the Management Committee of the Company; and

               RESOLVED that officers of the Company and its counsel be, and they hereby are, authorized to take all such action and to execute and deliver all such instruments and documents, in the name and on behalf of the Company, and under its corporate seal or otherwise, as shall in their judgment be necessary, proper, or advisable in order fully to carry out the intent and to effectuate the purposes of the foregoing resolutions and each of them.

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